Exhibit 23.4

Consent of Independent Valuation Expert
Phillips Edison & Company, Inc.:
We hereby consent to the reference to our name and description of our role in the valuation process of Phillips Edison & Company, Inc. (the “Company”) included in the Registration Statement on Form S-3 of the Company and Phillips Edison Grocery Center Operating Partnership I, L.P. and the related prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
/s/ Duff & Phelps, LLC
Chicago, Illinois
August 25, 2021